Exhibit 10.1
August 23, 2005
Mr. Grant Lyon
Re: Amendment to Employment Agreement
Dear Grant:
Upon execution by you, this letter will constitute the first amendment to that employment agreement dated March 21, 2005 between Hypercom Corporation (the “Company”) and you (the “Agreement”) (this amendment, the “Amendment”).
1. Paragraph 1 of the Agreement is deleted in its entirety and replaced with the following:
“1. Term. This Agreement will be effective as of March 22, 2005 and will terminate on November 22, 2005, unless mutually extended by the parties in writing.”
2. Unless otherwise superseded by this Amendment, the terms of the Agreement will remain in full force and effect until the expiration of this Amendment.

Sincerely,
/s/ William Keiper
William Keiper
Chairman and Interim Chief Executive Officer

ACCEPTED:
/s/ Grant Lyon
Grant Lyon
Date: August 23, 2005